            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We  consent  to  the  use  in  this  Post-Effective  Amendment  No.  41  to
Registration  Statement No.  2-73969 on Form N-1A of our reports dated  February
13, 2008,  relating to the  financial  statements  and  financial  highlights of
Panorama Series Fund, Inc., including Growth Portfolio,  Total Return Portfolio, and Oppenheimer International Growth Fund/VA,  appearing in the Annual Report on
Form N-CSR of Panorama  Series Fund,  Inc. for the year ended December 31, 2007, and to the references to us under the headings  "Independent  Registered  Public
Accounting  Firm" in the  Statement of  Additional  Information  and  "Financial
Highlights" in the Prospectus, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
April 28, 2008